UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 5, 2007

KBS REAL ESTATE INVESTMENT TRUST, INC.

(Exact name of Company specified in its charter)

Maryland	333-126087	20-2985918
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	IRS Employer Identification No.

620 Newport Center Drive, Suite 1300

Newport Beach, California 92660

(Address of principal executive offices)

Company’s telephone number, including area code: (949) 417-6500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

The information in this Report set forth under Item 2.03 regarding the financing arrangements entered in connection with the acquisition of the property described in Item 2.01 is incorporated herein by reference.

ITEM 2.01 COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

On March 5, 2007, KBS Real Estate Investment Trust, Inc. (the “Company”), through an indirect wholly owned subsidiary, KBS Sabal VI, LLC (the “Owner”), purchased a two-story office building containing 96,346 rentable square feet (the “Sabal VI Building”) from NCFLA II OWNER LLC and NCFLA SABAL LLC, which are not affiliated with the Company or its advisor, KBS Capital Advisors LLC (the “Advisor”). The Sabal VI Building is located on an approximate 10-acre parcel of land at 3611 Queen Palm Drive in Tampa, Florida.

The purchase price of the Sabal VI Building was $16,500,000 plus closing costs. The acquisition was funded from an $11,040,000 fixed rate loan secured by the Sabal VI Building and with proceeds from the Company’s ongoing public offering.

The Sabal VI Building was completed in 1988 and is 100% leased. The Sabal VI Building is currently leased by the following tenants: CCN Managed Care, Inc. (61%), PharMerica (20%), and Ford Motor Credit Company (19%). CCN Managed Care is a wholly owned subsidiary of First Health Group Corp., one of the nation’s largest PPO networks. PharMerica is a wholly owned subsidiary of AmerisourceBergen Corporation, the nation’s leading drug distributor and global supplier of pharmaceuticals, medical-surgical supplies, specialty healthcare products, information management solutions and consulting services. Ford Motor Credit Company, a wholly owned subsidiary of Ford Motor Company, is one of the world’s largest auto financing companies. It provides wholesale financing, mortgages and capital loans for dealers, as well as individual and fleet financing.

The current aggregate annual base rent for the tenants of the Sabal VI Building is approximately $1.3 million assuming Ford Motor Credit Company takes occupancy, as expected, at the lease term commencement date. As of March 2007, the current weighted-average remaining lease term for the current tenants of the Sabal VI Building is approximately 6.9 years. The CCN Managed Care lease expires in March 2016 and the average annual rental rate for the CCN Managed Care lease over the remaining lease term is $13.15 per square foot. CCN Managed Care has the right to terminate its lease effective April 30, 2013 upon payment of a termination penalty of $1,044,000. CCN Managed Care also has the right, at its option, to extend the lease for two additional five-year periods. The PharMerica lease expires in September 2008 and the average annual rental rate for the PharMerica lease over the remaining lease term is $16.83 per square foot. PharMerica has the right, at its option, to extend the lease for two additional five-year periods. Ford Motor Credit Company executed its lease on January 11, 2007 and, per its lease, it is anticipated that Ford Motor Credit Company will commence paying monthly rent effective May 1, 2007 upon taking occupancy of the space. The Ford Motor Credit Company lease expires in April 2012 and the average annual rental rate for the Ford Motor Credit Company lease is $21.24 per square foot. Ford Motor Credit Company has the right, at its option, to extend the lease for one additional five-year period.

The Company does not intend to make significant renovations or improvements to the Sabal VI Building. Management of the Company believes that the Sabal VI Building is adequately insured.

ITEM 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF COMPANY

In connection with the acquisition of the Sabal VI Building, the Owner obtained an $11,040,000 fixed rate mortgage loan from a financial institution. The loan matures on October 1, 2011 and bears interest at a fixed rate of 5.14% per annum for the first two years and 5.84% thereafter. Monthly installments on the loan are interest-only and the entire principal amount is due on the maturity date, assuming no prior principal prepayment. The Owner has the right to defease the entire loan (but not prepay) upon the earlier to occur of (a) three years after March 5, 2007 and (b) two years after the “start up day” of the REMIC trust established by the lender. The loan is secured by the Sabal VI Building.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(a) Financial Statements of Real Estate Acquired. Since it is impracticable to provide the required financial statements for the acquired real property described in Item 2.01 at the time of this filing and no financials (audited or unaudited) are available at this time, the Company hereby confirms that it intends to file the required financial statements on or before May 19, 2007, by amendment to this Form 8-K.

(b) Pro Forma Financial Information. See paragraph (a) above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBS REAL ESTATE INVESTMENT TRUST, INC.

Dated: March 9, 2007	BY:	/s/ Charles J. Schreiber, Jr.
Charles J. Schreiber, Jr.
Chief Executive Officer